UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2011 (March 1, 2011)

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer Identification No.)
incorporation
or organization)

4211 W. Boy Scout Boulevard

Tampa, Florida 33607

(813) 871-4811

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former Name or Former Address, if Changed from Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On March 1, 2011, Walter Energy, Inc. (the “Company”) announced that, effective upon the consummation of transactions contemplated by the Arrangement Agreement, dated December 2, 2010 (the “Arrangement Agreement”) between the Company and Western Coal Corp. (“Western”), Joseph B. Leonard will step down from his position as interim Chief Executive Officer of the Company.  Mr. Leonard will continue to serve as a director on the Company’s Board of Directors.

On March 1, 2011, the Company announced that, effective upon the consummation of the transactions contemplated by the Arrangement Agreement, Keith Calder will be appointed as Chief Executive Officer of the Company and serve as a director on the Company’s Board of Directors.  Mr. Calder, 49, has been President and Chief Executive Officer of Western Coal Corp. since December 2009.  Before Western he worked for 16 years with the global mining company, Rio Tinto, most recently based in Vancouver, Canada as Managing Director of Rio Tinto’s Copper Projects, from 2007 to 2009.  In that position he was responsible for base metals and diamond projects with $20 billion in capital expenditures in Canada, the US, Mongolia, Peru, and Indonesia.  Also at Rio Tinto, Mr. Calder was task force lead on the company’s Strategic Mine Planning improvement program from 2004 to 2007 based in London, UK.  He has worked in senior positions at Rio Tinto and a number of other global mining company mines around the world, including Australia, South Africa, Spain, Portugal, Argentina and Bolivia. Mr. Calder earned his Mining Engineer degree (1985) from Michigan Technological University, Houghton, Michigan, US.

In connection with this appointment, Mr. Calder entered into a letter agreement (the “agreement”) with the Company on March 2, 2011.  The agreement entitles Mr. Calder to an annual base salary of $900,000, subject to such periodic adjustments as may be approved by the Compensation and Human Resources Committee of the Company’s Board of Directors. Mr. Calder will also be eligible to participate in the Company’s Executive Incentive Plan and earn an annual target bonus of 110% of annual base salary, with an upside potential of 220% of annual base salary for top performance. Mr. Calder’s bonus, if any, earned in respect of the 2011 fiscal year, will be pro-rated based upon the percentage of such fiscal year that has elapsed from the commencement of his employment through the last day of such fiscal year and based solely on the annual base salary actually earned in such fiscal year.  Pursuant to the terms of the agreement, Mr. Calder is also eligible to participate in the Company’s long-term incentive plan and will be eligible to receive annual equity grants from the Company valued at 285% of his annual base salary, based on the Black-Scholes value at the date of grant, 50% of which will be in the form of non-qualified stock options and 50% of which will be in the form of restricted stock units. Mr. Calder’s annual equity grant in respect of the 2011 fiscal year, which will be made on the commencement date, will be consistent with the terms set forth above, except that it will be based on the Black-Scholes value on the date of the agreement and will be subject to adjustment as mutually agreed upon between the Company and Mr. Calder. Mr. Calder will also be eligible to participate in the Company’s life and health insurance benefit plans and retirement plans, take 20 business days of vacation each year, and be reimbursed for reasonable out-of-pocket business expenses.  Mr. Calder will receive no additional compensation in connection with his service as a director of the Company.

In the event of the termination of Mr. Calder’s employment by the Company, other than for “cause” (as defined in the agreement) or by Mr. Calder for “good reason” (as defined in the agreement), subject to Mr. Calder entering into a release of claims within 21 days after the date of his separation from service from the Company and complying with the restrictive covenants described below, Mr. Calder will be entitled to the following payments and benefits: (a) for the period commencing on the day immediately following the termination date and ending on the first anniversary of the termination date, monthly pay continuation with each monthly payment equal to one-twelfth times the sum of his annual base salary and target bonus in effect on the termination date; (b) for the period commencing on the first anniversary of the termination date and ending on the second anniversary of the termination date, monthly pay continuation with each monthly payment equal to one-twelfth times his annual base salary in effect on the termination date; (c) a pro rata bonus under the Company’s Executive Incentive Plan (or successor annual bonus plan) based on the portion of the year actually worked up to the time of termination and computed based on actual annual performance; and (d) continued participation in certain of the Company’s welfare benefit plans until the earliest to occur of (i) the 24 month anniversary of the termination date, (ii) the last date he is eligible to participate in the benefit under applicable law, or (iii) the date on which he becomes eligible to receive comparable benefits from a subsequent employer.

The agreement also provides that, while employed by the Company and continuing for a period of 12 months following any termination of employment, Mr. Calder will be bound by covenants not to compete and not to solicit. The agreement also contains a covenant not to disparage the Company or disclose confidential information, as well as an assignment of property rights provision. The agreement supersedes all previous agreements between the parties, with the exception of the Executive Change-in-Control Severance Agreement, discussed below.

In connection with the agreement, the Company and Mr. Calder simultaneously entered into an Executive Change-in-Control Severance Agreement dated March 2, 2011, which agreement will be effective upon the commencement of Mr. Calder’s employment with the Company (the “Change-in-Control Agreement”). Pursuant to the terms of the Change-in-Control Agreement, if there is a “change in control” of the Company (as defined in the Change-in-Control Agreement) and within a 24 month period after such change in control Mr. Calder’s employment is terminated by the Company without “cause” (as defined in the Change-in-Control Agreement) (other than due to death or “disability” (as defined in the Change-in-Control Agreement)) or by Mr. Calder for “good reason” (as defined in the Change-in-Control Agreement), subject to Mr. Calder entering into a release of claims within 45 days after the date of his separation from service from the Company, Mr. Calder is entitled to receive, in addition to certain accrued amounts, (i) a lump-sum amount equal to 1.5 multiplied by the sum of the following: (A) the higher of (1) his annual base salary in effect on the date of termination, or (2) his annual base salary in effect on the date of the change in control of the Company; and (B) the average of his actual annual bonus earned in respect of the three years preceding the year in which the termination occurs, (ii) a lump-sum amount equal to one-half multiplied by the sum of the following: (A) the higher of (1) his annual base salary in effect on the date of termination, or (2) his base salary in effect on the date of the change in control of the Company; and (B) the average of his actual annual bonus earned in respect of the three years preceding the year in which the termination occurs, (iii) payments or benefits under any annual bonus plan or long-term incentive plan in which he is a participant in accordance with the terms and conditions of such plans, (iv) a pro rata bonus under the Company’s annual bonus plan based on the portion of the year actually worked up to the date of termination and computed based on actual annual performance, (v) continued participation in the Company’s medical insurance and life insurance plans until the earlier of the 24 month anniversary of the termination date or the date on which he becomes eligible to receive substantially similar benefits from a subsequent employer, and (vi)

standard outplacement services from a nationally recognized outplacement firm of Mr. Calder’s selection for a period of up to 24 months after the date of his separation from service from the Company, provided that the Company’s obligation will not exceed 35% of his annual base salary in effect on the termination date. The Change-in-Control Agreement also provides that, while employed by the Company and continuing for a period of 12 months following any termination of employment, Mr. Calder will be bound by covenants not to compete and not to solicit. The Change-in-Control Agreement also contains a covenant not to disparage the Company or disclose confidential information. Notwithstanding anything in the Change-in-Control Agreement to the contrary, if any payment or benefit received or to be received by Mr. Calder in connection with a change in control of the Company or the termination of his employment with the Company (whether under the Change-in-Control Agreement or any other agreement) would be an “excess parachute payment” under Section 280G of the Internal Revenue Code such that Mr. Calder would be liable for excise taxes under Section 4999 of the Internal Revenue Code, then the cash payments provided under the Change-in-Control Agreement will first be reduced and then the non-cash payments and benefits will be reduced so that no portion of the payments and benefits under the Change-in-Control Agreement will be subject to the excise tax.  However, no payments and benefits will be reduced unless the net amount of the total payments to be received by Mr. Calder as so reduced is greater than the excess of the net amount of the total payments without reduction over the amount of the excise tax to which Mr. Calder would be subject in respect of the unreduced total payments.

A copy of the agreement and the Change-in-Control Agreement entered into between the Company and Mr. Calder are filed as Exhibits 10.1 and 10.2 to this Form 8-K.  The foregoing summary is qualified in its entirety by reference to such exhibits.

The Arrangement Agreement requires the Company to appoint three individuals nominated by Western’s Board of Directors to the Company’s Board of Directors, effective upon the consummation of the transactions contemplated by the Arrangement Agreement, which is expected to be completed on April 1, 2011 (the “New Directors”).  On March 1, 2011, the Company announced that Mr. Calder, David R. Beatty and Graham Mascall will be appointed as the New Directors at that time.  The New Directors currently serve as directors for Western.    The New Directors will be nominated for election by the Company’s stockholders to serve on the Board of Directors at the Company’s 2011 Annual Meeting.

ITEM 8.01         OTHER EVENTS.

On March 1, 2011, the Company issued a press release announcing the arrangements set forth in Item 5.02 hereto.  A copy of the press release is attached hereto as Exhibit 99.1.

The information provided pursuant to this Item 8.01, including Exhibit 99.1 in Item 9.01, is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

Item 9.01           Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement between Walter Energy, Inc. and Keith Calder, entered into on March 2, 2011

10.2	Executive Change-in-Control Severance Agreement for Keith Calder, adopted on March 2, 2011

99.1	Press Release of Walter Energy, Inc. dated March 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: March 2, 2011	By:	/s/ Catherine C. Bona
Catherine C. Bona, Vice President interim General Counsel and Secretary